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                                                                     EXHIBIT 3.2

                          CERTIFICATE OF DESIGNATION OF
                      RIGHTS, PREFERENCES AND PRIVILEGES OF
                            SERIES E PREFERRED STOCK
                           OF IMARX THERAPEUTICS, INC.

     Pursuant to Section 151(g) of the Delaware General Corporation Law, the undersigned Secretary of ImaRx Therapeutics, Inc., a Delaware corporation (the "Corporation") does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Corporation (the "Board") by the Certificate of Incorporation of the Corporation, the Board on September 30, 2005 adopted the following resolutions creating a series of shares of Preferred Stock designated as "Series E Preferred Stock":

     "NOW, THEREFORE BE IT RESOLVED, that pursuant to the authority vested in the Board by the Certificate of Incorporation, the Board does hereby provide for the issuance of a series of Preferred Stock of the Corporation, to be designated "Series E Preferred Stock," and to the extent that the designations, preferences and relative participating, optional or other special rights, and the qualifications, limitations and restrictions of the Series E Preferred Stock are not stated and expressed in the Corporation's Certificate of Incorporation, the Board does hereby fix and herein state and express such voting powers and the designations, powers, preferences and relative and other special rights and the qualifications, limitations and restrictions thereof, as follows (all terms used herein which are defined in the Certificate of Incorporation shall be deemed to have the meanings provided therein):

     1. Establishment and Designation of Series. There is hereby established a series of Preferred Stock designated "Series E Preferred Stock" (the "Series E Preferred Stock"), to consist of an aggregate of one million (1,000,000) shares, with U.S.$.0001 par value, and to have the preferences, limitations and relative rights, including voting rights, as set forth herein.

     2. Dividends. The holders of the Series E Preferred Stock will be entitled to participate equally in all dividends payable with respect to the Common Stock, as, if and when declared by the Board, subject to the dividend preference of any series of Preferred Stock, on an as-if converted to Common Stock basis. The provisions of this Section 2 shall not, however, apply to a dividend payable in Common Stock.

     3. Voting Rights.

          (a) Except as otherwise required by law or as set forth in subparagraph (b) below, the Series E Preferred Stock will vote equally with the shares of Common Stock and not as a separate class, at any annual or special meeting of stockholders of the Corporation, and may act by written consent in the same manner as the Common Stock, in either case upon the following basis:
Each holder of shares of Series E Preferred Stock will be entitled to such number of votes as shall be equal to the whole number of shares of Common Stock into which such holder's aggregate number of shares of Series E Preferred Stock are convertible (pursuant to Section 5 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent.


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          (b) Subject to the rights of any series of Preferred Stock that may from time to time come into existence, so long as any shares of Series E Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent) of the holders of at least 66 2/3% of the outstanding shares of Series E Preferred Stock (voting together as a separate class on an as-if-converted to Common Stock basis):

               (i) alter or change the rights, preferences, or privileges of the Series E Preferred Stock in a manner that adversely affects the Series E Preferred Stock;

               (ii) increase the authorized number of shares of Common Stock above 70,000,000 shares or the authorized number of shares of Preferred Stock above 30,000,000, or decrease the number of authorized shares of Series E Preferred Stock; or

               (iii) amend or waive any provision of the Certificate of Incorporation or Bylaws of the Corporation in a manner that adversely affects the Series E Preferred Stock.

     4. Liquidation Rights. Upon any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, subject to the liquidation preferences of all other series of preferred stock, the holders of the Series E Preferred Stock will participate equally with the holders of the Common Stock on an as-if converted to Common Stock basis with respect to the remaining assets of the Corporation available for distribution to the shareholders.

     5. Conversion. The Holders of the Series E Preferred Stock will have the following conversion rights with respect to the conversion of the Preferred Stock into shares of Common Stock (the "Conversion Rights"):

          (a) Optional Conversion. Subject to and in compliance with the provisions of this Section 5, any shares of Series E Preferred Stock may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series E Preferred Stock will be entitled upon conversion shall be the product obtained by multiplying the then effective "Series E Preferred Stock Conversion Rate" (determined as provided in Section 5(b)), by the number of shares of Series E Preferred Stock being converted.

          (b) Series E Preferred Stock Conversion Rate. The "Original Issue Price" of each share of Series E Preferred Stock will be $4.00 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares). The conversion rate in effect at any time for conversion of the Series E Preferred Stock (the "Series E Preferred Stock Conversion Rate") shall be the quotient obtained by dividing the Original Issue Price of the Series E Preferred Stock by the then effective "Series E Preferred Stock Conversion Price", calculated as provided in Section 5(c).

          (c) Series E Preferred Stock Conversion Price. The conversion price for the Series E Preferred Stock will initially be $4.00 (the "Series E Preferred Stock Conversion Price"). Such initial Series E Preferred Stock Conversion Price will be adjusted from time to time in accordance with this
Section 5.


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          (d) Mechanics of Conversion. Each holder of Series E Preferred Stock who desires to convert the same into shares of Common Stock pursuant to this
Section 5 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series E Preferred Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series E Preferred Stock being converted. Thereupon, the Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay (i) in cash (at the Common Stock's fair market value determined by the Board in good faith as of the date of conversion) the value of any fractional share of Common Stock otherwise issuable to any holder of Series E Preferred Stock. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series E Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

          (e) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the date that the first share of Series E Preferred Stock is issued (the "Series E Original Issue Date") effect a subdivision of the outstanding Common Stock without a corresponding subdivision of the Series E Preferred Stock, the Series E Preferred Stock Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if the Corporation shall at any time or from time to time after the Series E Original Issue Date combine the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Series E Preferred Stock, the Series E Preferred Stock Conversion Price in effect immediately before the combination will be proportionately increased. Any adjustment under this Section 5(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

          (f) Adjustment for Common Stock Dividends and Distributions. If the Corporation at any time or from time to time after the Series E Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the Series E Preferred Stock Conversion Price that is then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Series E Preferred Stock Conversion Price then in effect by a fraction (i) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and
(ii) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series E Preferred Stock Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series E Preferred Stock Conversion Price shall be adjusted pursuant to this Section 5(f) to reflect the actual payment of such dividend or distribution.


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          (g) Adjustment for Reclassification, Exchange and Substitution. If at
any time or from time to time after the Series E Original Issue Date, the Common Stock issuable upon the conversion of the Series E Preferred Stock is changed into the same or different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than an Acquisition (as defined below) or Asset Transfer (as defined below) or a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section
5), in any such event each holder of Series E Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property that would have been receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Series E Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof. An "Acquisition" means any consolidation or merger of the Corporation with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Corporation immediately prior to such consolidation, merger or reorganization, own less than 50% of the Corporation's voting power immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions to which the Corporation is a party in which in excess of fifty percent (50%) of the Corporation's voting power is transferred, excluding any consolidation or merger effected exclusively to change the domicile of the Corporation. An "Asset Transfer" means a sale, lease or other disposition of all or substantially all of the assets of the Corporation.

          (h) Reorganizations, Mergers or Consolidations. If at any time or from time to time after the Series E Original Issue Date, there is a capital reorganization of the Common Stock or the merger or consolidation of the Corporation with or into another corporation or another entity or person (other than an Acquisition or Asset Transfer or a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 5), as a part of such capital reorganization, provision shall be made so that the holders of the Series E Preferred Stock shall thereafter be entitled to receive upon conversion of the Series E Preferred Stock the number of shares of stock or other securities or property of the Corporation to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of Series E Preferred Stock after the capital reorganization to the end that the provisions of this Section 5 (including adjustment of the Series E Preferred Stock Conversion Price then in effect and the number of shares issuable upon conversion of the Series E Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

          (i) Sale of Shares Below $4.00 and Series E Preferred Stock Conversion Price.

                    (A) If at any time or from time to time after the Series E Original Issue Date the Corporation issues or sells, or is deemed by the express provisions of this subsection 5(i) to have issued or sold, Additional Shares of Common Stock (as defined in subsection 5(i)(D) below), other than as provided in Sections 5(e), (f), (g) and (h) above, for an


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Effective Price (as defined in subsection 5(i)(D) below) below both $4.00 and the then effective Series E Preferred Stock Conversion Price, then the then existing Series E Preferred Stock Conversion Price shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying the then effective Series E Preferred Stock Conversion Price by a fraction (I) the numerator of which shall be (1) the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale, plus (2) the number of shares of Common Stock which the aggregate consideration received (as defined in subsection 5(i)(B)) by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Series E Preferred Stock Conversion Price and (II) the denominator of which shall be the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued. For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (x) the number of shares of Common Stock actually outstanding, (y) the number of shares of Common Stock into which the then outstanding shares of Preferred Stock could be converted if fully converted on the day immediately preceding the given date, and (z) the number of shares of Common Stock which could be obtained through the exercise or conversion of all other rights, options and convertible securities outstanding on the day immediately preceding the given date.

                    (B) For the purpose of making any adjustment required under this Section 5(h), the consideration received by the Corporation for any issue or sale of securities shall (I) to the extent it consists of cash, be computed at the aggregate amount of cash received by the Corporation, (II) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board, and (III) if Additional Shares of Common Stock, Convertible Securities (as defined in subsection 5(C)), or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Corporation for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

                    (C) For the purpose of the adjustment required under this
Section 5(h), if the Corporation issues or sells (I) stock or other securities convertible into Additional Shares of Common Stock (such convertible stock or securities being herein referred to as "Convertible Securities") or (II) rights or options for the purchase of Additional Shares of Common Stock or Convertible Securities and if the Effective Price of such Additional Shares of Common Stock is less than the then effective Series E Preferred Stock Conversion Price, the Corporation shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of consideration, if any, received by the Corporation for the issuance of such rights or options or Convertible Securities, plus, in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Corporation upon the exercise of such rights or options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any payable to the Corporation (including, without duplication, cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion thereof; provided, that if in the case of Convertible Securities the


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minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Corporation shall be deemed to have received the minimum amount of consideration without reference to such clauses; provided further, that if the minimum amount of consideration payable to the Corporation upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided further, that if the minimum amount of consideration payable to the Corporation upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of reconsideration payable to the Corporation upon the exercise or conversion of such rights, options or Convertible Securities. No further adjustment of the Series E Preferred Stock Conversion Price as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Series E Preferred Stock Conversion Price as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Series E Preferred Stock Conversion Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Corporation upon such exercise, plus the consideration, if any, actually received by the Corporation for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Corporation (including, without duplication, cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided, that such readjustment shall not apply to prior conversions of Series E Preferred Stock.

                    (D) "Additional Shares of Common Stock" shall mean all shares of Common Stock issued by the Corporation or deemed to be issued pursuant to this Section 5(h), other than (I) shares of Common Stock issued upon conversion of Preferred Stock, (II) shares of Common Stock and/or options, warrants or other Common Stock purchase rights, and the Common Stock issued pursuant to such options, warrants or other rights (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like, and net of any repurchases of such shares or cancellations or exemptions of such options, warrants or other rights) before or after the Series E Original Issue Date to employees, officers or directors of, or consultants, advisors, strategic partners, lenders or creditors to the Corporation or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board; and (III) shares of Common Stock issued to third parties in connection with license arrangements or other strategic transactions unanimously approved by the Board of Directors. References to Common Stock in this clause
(D) shall mean all shares of Common Stock issued by the Corporation or deemed to be issued pursuant to this Section 5(h). The "Effective Price" of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or


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sold by the Corporation under this Section 5(h), into the aggregate consideration received, or deemed to have been received by the Corporation for such issue under this Section 5(h), for such Additional Shares of Common Stock.

               (ii) Certificate of Adjustment. In each case of an adjustment or readjustment of the Series E Preferred Stock Conversion Price or the number of shares of Common Stock or other securities issuable upon conversion of the Series E Preferred Stock, if the Series E Preferred Stock is then convertible pursuant to this Section 5, the Corporation, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series E Preferred Stock at the holder's address as shown in the Corporation's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (A) the consideration received or deemed to be received by the Corporation for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (B) the Series E Preferred Stock Conversion Price at the time in effect, (C) the number of Additional Shares of Common Stock and (D) the type and amount, if any, of other property which at the time would be received upon conversion of the Series E Preferred Stock.

               (iii) Notices of Record Date. Upon (A) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (B) any Acquisition or other capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation with or into any other corporation, or any Asset Transfer, or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Series E Preferred Stock at least ten (10) days prior to the record date specified therein (or such shorter period approved by a vote or written consent of a majority of the outstanding Series E Preferred Stock a notice specifying (I) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (II) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (III) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

               (iv) Automatic Conversion.

                    (A) Each share of Series E Preferred Stock shall automatically be converted into shares of Common Stock, based on the then-effective Series E Preferred Stock Conversion Price (I) at any time upon the affirmative vote or written consent of the holders of at least fifty percent (50%) of the outstanding shares of the Series E Preferred Stock, (II) in the event that there shall occur a merger or consolidation of the Corporation with or into another entity as a consequence of which the holder of the Series E Preferred Stock shall own 50% or less of the equity (on a fully diluted basis) of the surviving entity of such merger or consolidation


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than the holders of the Series E Preferred Stock did of the Corporation prior thereto, or (III) immediately upon the closing of an initial public offering of the Corporation's Common Stock (an "IPO").

                    (B) Upon the occurrence of any of the events specified in
Section 5(iv)(A) above, the outstanding shares of Series E Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series E Preferred Stock are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series E Preferred Stock, the holders of Series E Preferred Stock shall surrender the certificates representing such shares at the office of the Corporation or any transfer agent for the Series E Preferred Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series E Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred, and any declared and unpaid dividends shall be paid in accordance with the provisions of Section 5(d).

          (j) No Fractional Shares and Certificate as to Adjustments. No fractional shares shall be issued upon the conversion of any share or shares of Series E Preferred Stock, and the number of shares of Common Stock to be issued on conversion shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the aggregate number of shares of Series E Preferred Stock each holder is at the time converting into Common Stock, and the aggregate number of shares of Common Stock issuable to each such holder upon such conversion.

          (k) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series E Preferred Stock, such number of its shares of Common Stock that shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series E Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock not otherwise reserved for issuance shall not be sufficient to effect the conversion of all then outstanding shares of the Series E Preferred Stock, the Corporation will take such corporate action that may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to its Certificate of Incorporation.

          (l) Notices. Any notice required by the provisions of this Certificate of Incorporation shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if


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sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

          (m) Payment of Taxes. The Corporation will pay all taxes (other than taxes based upon income) and other governmental changes that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series E Preferred Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series E Preferred Stock so converted were registered.

          (n) Stock Fully Paid. All shares of Common Stock that may be issued upon conversion of the Series E Preferred Stock will, upon issue, be fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issue thereof (other than restrictions under federal and state securities laws).

          (o) Waiver of Antidilution Adjustment. The antidilution adjustment provisions of any of Section 5(i) may be waived with respect to any issuance by the Corporation of its common Stock, or options, warrants or other rights to purchase its Common Stock, upon the vote or written consent of the Corporation and the holders of at least fifty percent (50%) of the outstanding Series E Preferred Stock.

     6. Redemption.

          (a) Series E Preferred Stock. The Corporation shall be obligated to redeem the Series E Preferred Stock as follows:

               (i) The holders of at least a majority of the then outstanding shares of Series E Preferred Stock may require the Corporation, to the extent it may lawfully do so, to redeem all, but not less than all, of the outstanding shares of Series E Preferred Stock if within two (2) years after the Series E Original Issue Date, the Corporation (x) has not become subject to the public reporting requirements of Section 12(g) or Section 15(d) of the Securities Exchange Act of 1934, as amended, and (y) sells all or substantially all of the assets of the Corporation purchased from the original holders of the Series E Preferred Stock under the terms of that certain "Asset Purchase Agreement" dated September __, 2005 (the "Redemption Sale"). The Corporation shall effect the redemption by paying in cash in exchange for the shares of Series E Preferred Stock a sum equal to $10 per share of Series E Preferred Stock. The total amount to be paid for the Series E Preferred Stock is hereafter referred to as the "Redemption Price."

               (ii) At least ten (10) business days but no more than sixty (60) business days prior to the anticipated closing of the Redemption Sale, the Corporation shall send a notice in accordance with Section 5(k) (a "Redemption Notice") to all holders of Series E Preferred Stock notifying them of the proposed Redemption Sale (including its basis terms and anticipated closing date) and of their right to require redemption of their Shares under this
Section 6. If the anticipated closing date of the Redemption Sale shall be delayed, the Corporation shall promptly


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notify all holders of Series E Preferred Stock of the new anticipated closing date. If holders of at least a majority of the then outstanding shares of Series E Preferred Stock deliver to the Corporation, no later than three (3) business days prior to closing of the Redemption Sale, a written notice election to require redemption of all of the outstanding shares of Series E Preferred Stock Hereunder, then the Corporation shall, promptly after closing of the Redemption Sale, send notice to all such holders setting forth the date on which the Corporation intends to effect the redemption of the shares of Series E Preferred Stock (which shall not be more than thirty (30) business days after the closing of the Redemption Sale (the "Redemption Date"), and information as to the place at which such holders may obtain payment of the Redemption Price upon surrender of their share certificates. The redemption shall proceed unless, at least five
(5) business days prior to the Redemption Date, the holders of at least a majority of the then outstanding shares of Series E Preferred Stock provide notice in writing to the Corporation that the redemption will not occur.

               (iii) On or after the Redemption Date, each holder of shares of Series E Preferred Stock shall surrender such holder's certificates representing such shares to the Corporation at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be cancelled. If the Corporation does not have sufficient funds legally available to redeem all shares to be redeemed at the Redemption Date, then it shall redeem such shares pro rata (based on the portion of the aggregate Redemption Price payable to each holder) to the extent possible and shall redeem the remaining shares to be redeemed as soon as sufficient funds are legally available. From and after such Redemption Date, unless there shall have been a default in payment of the Redemption Price or the Corporation is unable to pay the Redemption Price due to not having sufficient legally available funds, all rights of the holder of such shares as a holder of Series E Preferred Stock (except the right to receive the Redemption Price without interest upon surrender of the holder's certificates) shall cease and terminate with respect to such shares; provided that in the event that shares of Series E Preferred Stock are not redeemed due to default in payment by the Corporation or because the Corporation does not have sufficient legally available funds, such shares of Series E Preferred Stock shall remain outstanding to the extent not paid for, and shall be entitled to all of the rights and preferences provided herein.

     7. Other Distributions. In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets, cash (excluding cash dividends declared out of retained earnings) or options or rights not referred to in Section 5, then, in each such case for the purpose of this Section 7, the holders of Series E Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Preferred Stock would be convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

     8. Recapitalization. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets provided for in Section 5 hereof or in connection with an Acquisition or Asset Transfer as defined in Section 4(b)), provision shall be made so that the holders shall thereafter be entitled


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

to receive upon conversion of the Series E Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of Section 5 with respect to the rights of the holders after the recapitalization to the end that the provisions of Section 5 (including adjustment of the applicable Series E Preferred Stock Conversion Price then in effect and the number of shares purchasable upon conversion of the Series E Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

     9. No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions hereof and in the taking of all such action as may be necessary or appropriate in order to protect the applicable Conversion Rights and redemption rights of the holders against impairment. If the Corporation is unable or shall fail to discharge its obligations under Section 5 or Section 6 (an "Obligation"), such Obligation shall be discharged as soon as the Corporation is able to discharge such Obligation.

     FURTHER RESOLVED, that the Secretary of the Corporation is hereby authorized and directed to prepare and file a Certificate of Designation of Rights, Preferences and Privileges in accordance with the following resolution and the provisions of the Delaware General Corporation Law and to take such actions as he deems necessary or appropriate to carry out the intent of the foregoing resolution."


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

     IN WITNESS WHEREOF, I have executed and subscribed this Certificate and do affirm the foregoing as true under the penalties of perjury this 30th day of September, 2005.

                                        IMARX THERAPEUTICS, INC.


                                        By /s/ Greg Cobb
                                           -------------------------------------
                                           Greg Cobb, Chief Financial Officer


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